Exhibit 99.1

TRANSCRIPT OF THE PARTNERSHIP’S CONFERENCE CALL REVIEWING FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

OPERATOR:

Good morning, ladies and gentlemen. And welcome to the Martin Midstream Partners fourth quarter 2004 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-0 on your telephone keypad. As a reminder — this conference call is being recorded. I would now like to turn the call over to Bob Bondurant, Chief Financial Officer of Martin Midstream Partners. Thank you. You may begin.

Robert D. Bondurant, EVP & CFO:

Thank you, Diego, and just to let everyone know who is on the call today, in the Kilgore office we have Ruben Martin, Chief Executive Officer of the company. Wes Skelton, Controller of the company, along with myself. And in Houston we have Scott Martin, who will be able to answer questions as well.

Before we get started with any formal comments, I need to make this disclaimer. Before that I would like to say that certain statements made during this conference call may be forward-looking statements, including but not limited to statements relating to the following future matters: financial forecasts, future performances, our ability to make distributions to unit holders as well as any other statements that are not historical fact. The words anticipate, estimate, expect, and may project, and similar expressions are intended to be among the statements that identify forward-looking statements. Actual results could differ materially from those projected in forward-looking statements made during the call.

Additional information concerning these factors that could cause actual results to differ is contained in our annual report as well as our quarterly reports filed from time to time with the SEC. We report our financial results in accordance with generally-accepted accounting principles from time to time use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow. Because management believes that this measure might provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations.

Distributable cash flow is not a measure of financial performance or liquidity under GAAP or a substitute for comparable metrics provided in accordance with GAAP, and should not be considered in isolation as an indicator of our performance. We also included, in our 10-K filed with the SEC yesterday, a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. That actually wasn’t in the 10-K but in our press release. And that was filed on Wednesday. Both the earnings press release and the Form 10-K are available at our web site, www.MartinMidstream.com. With that out of the way, I’d like to comment on the fourth quarter and our performance for the year.

We were pleased with our fourth quarter performance as we had net income of 4.4 million or 51 cents per unit. This is the strongest quarterly performance since we went public in November of 2002. For the year our net income was 12.3 million, or $1.45 per unit. Our distributable cash flow, which is a non-GAAP measure, we believe provide users with meaningful measure of cash flow was 5.5 million for the fourth quarter. For the year, our distributable cash flow was 18 million. This was a 17% increase when compared to our prior year’s distributable cash flow of 15.4 million. Now I’d like to highlight our business segment performance for the fourth quarter and the year.

In our terminalling segment, operating income grew 25% to 2.2 million in the fourth quarter, compared to the third quarter. This was primarily due to improved cash flow from our Gulf Coast shore-based operations. We continued to experience consistent revenue from these terminals supporting the offshore Gulf of Mexico exploration and production activity. Included in our Gulf Coast shore-based operations was the result of our third quarter acquisition Freeport OOS. This acquisition contributed to cash flow of $240,000 in the fourth quarter. Our investment in this terminal was two and a half million.

For the year, our terminal segments operating income improved 77% to 6.7 million. This segment’s operating income, plus depreciation increased 6.1 million, to 10 and a half million. This was primarily because of the acquisitions we have made in this segment over the past 15 months. As a result, this segment has become our largest generator of cash flow.

Moving to the marine transportation business segment, operating income increased 62%, to 1.7 million in the fourth quarter, when compared to the third quarter. This increase was primarily driven by two activities. First, there was no hurricane activity in the Gulf, which had negatively impacted our revenues in the third quarter. Second, Gulf Coast refinery activity, which is a primary driver of our marine transportation business, was basically at full utilization in the fourth quarter. This helped contribute to our revenue growth in the fourth quarter, compared to the third.

For the year, our marine transportation segment’s operating income grew 24% to 5.8 million. Operating income plus depreciation increased 1.9 million, to 9.8 million. This increase was primarily driven by our Tesoro Marine acquisition, as well as increased refinery utilization which increased demand for our transportation services.

In our LPG distribution segment, operating income was 1.1 million, which was approximately the same as the third quarter of this year, and it was also approximately the same as the fourth quarter of ‘03. For the year, LPG distribution operating income grew 25% to 3.1 million. Operating income plus depreciation increased $600,000 to 3.2 million. This was primarily driven by an 18% increase in volume sold as margins were approximately the same year over year.

In our fertilizer business, operating income grew a million dollars to 841,000, when compared to the third quarter. This was primarily due to a fourth quarter sale of 2400 tons of our specialty premium priced product, which has a significant margin when compared to our other higher volume products. For the year, fertilizer operating income excluding an involuntary asset conversion gain realized in the fourth quarter of ‘03 grew 51%, to 1.8 million. Operating income plus depreciation increased 655,000, to 2.8 million, primarily as a result of increasing our overall margin by $5.82 per ton.

Now moving to CF Martin, we experienced an improved fourth quarter in the results of our sulfur distribution business. Our equity in earnings from this investment was 308,000 in the fourth quarter compared to a negative 359,000 in the third quarter. Obviously, there were no hurricane disruptions in the fourth quarter, as there were in the third. For the year, our earnings from CF Martin declined 1.9 million to 912,000. This was because of the poor third quarter which was a result of the four hurricanes in the gulf. Additionally, there were disruptions on both the supply side and the demand side at various times of the year. This caused our distribution system to get out of balance, which hurt earnings. This reduction in earnings meant that we received distributions of 2 million from CF Martin in ‘04, compared to 3.6 million in ‘03.

Finally, we experienced maintenance cap ex of 5.2 million in ‘04. 4.6 million of these expenditures were in marine transportation, as we had a heavy year of required dry dockings. In looking at 2005, we should experience another 5 million of maintenance cap ex. We will see reduced maintenance cap ex in marine transportation; however, that will be offset by increased expenditures in our terminalling segment.

Now we’d like to briefly touch on our Sarbanes-Oxley compliance. As we reported in our press release of March the 10th, we are taking the 45-day relief period granted by the SEC. We also reported that we have discovered deficiencies, including certain significant deficiencies that will be disclosed in more detail when we file our SOX compliance report in April. Also as noted in our press release filed on March 16th, we have taken this issue very seriously and have spent over 8,000 hours on the project. However, I can’t emphasize enough that these deficiencies we have discovered had no impact to our financial statement. In fact, since we went public in 2002, our independent auditors have not booked any audit adjustments that would have impacted net income.

Why then will we have to report deficiencies when there were no audit adjustments? It is because the standard required by Sarbanes-Oxley is determined by what might have happened. Let me repeat, that what might happen, not what actually did happen. Therefore when you hear the terms deficiencies and significant deficiencies, I do not want anybody to panic as, again, they had no impact on our financial statements.

However, where we have identified deficiencies, we are taking steps in 2005 to correct them. I wanted to make these particular points because I don’t think the general public really understands what the whole Sarbanes-Oxley process is about, and what the implication of terms such as deficiencies and significant deficiencies mean.

Finally, I think it’s worth noting that we have four business segments. That means we have to document and test four separate accounting processes for different segments compared to many companies that may only have one line of business. As you might imagine, this has been a very difficult project for a smaller company like ourselves that has only been public for two years. This is one of the primary reasons we did not complete the process by Wednesday and had to utilized the 45-day relief period granted by the SEC. That concludes my comments, so I would now like to turn the floor over to Ruben Martin, our CEO.

Ruben Martin, President & CEO:

Thank you, Bob. Welcome everybody to the phone call and we’ll open it up for questions. I have a few comments to make about 2005 and some of our — right now we have budgeted minimum types of acquisitions, and internal organic type growth, probably in the $30 million range and could go as high as $70 million between the combination of both growth projects and acquisitions over the next year to — through the first quarter of 2006.

We’re excited about a lot of these prospects that we are currently evaluating, and working inside of our existing system. And that we believe that they’re spread across all five of our business segments, the things that we’re looking at and we’re not competing for some of these projects and these things in the MLP market, which we’ve seen has been pretty high lately, we are not having to compete in that market, so these diverse opportunities cross all of our business segments should help to add to our existing cash flow. I’ll make a comment about our sulfur company. As you’re well aware, with refinery margins as they’ve been with sour crude lately, refineries are all running heavy sour crude. There’s been a real surplus of sulfur, and that in combination with our customers, one of our major customers, is still behind. Last year he ran behind the first half of the year and then caught back up in the third and the fourth quarter. They’re already running little bit behind here in the first quarter this year but we fully expect him to catch up in the second and third quarter. We are taking part of our organic growth in the company and some things that will help alleviate some of the problems and the supply problem and alleviate some of the surplus supply of sulfur and will make us additional cash flow, along with it so it should help all of our business units when it comes to CF Martin in handling sulfur.

So with, that I would like to go ahead and open it up for questions.

OPERATOR:

Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question, please press star-1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Our first question comes from John Tysseland with Raymond James. Please state your question.

Q Hi, guys, good morning.

A Good morning.

Q I guess, Bob, could you just give us an example of what would be a deficiency according to Sarbanes-Oxley? Obviously, I think you’re right and the public doesn’t get — doesn’t have a good grasp of what’s going on, but your explanation was helpful. If you could just give maybe an example of what a deficiency might be according to that?

A Just so you understand the whole Sarbanes-Oxley process is that we have to go in and identify various accounting processes that we have. For example, you document a process like in barge transportation, sales to collection, that’s a whole accounting process from initiating a contract to creating the activity, to booking the sale, to flowing through accounts receivable and collecting the money. So let’s say you document that whole process, and we have roughly in the mid, like 40-something processes that we had to document like that. And when you document that, you have to write a narrative of what that’s all about. And when you do that, you identify certain controls in that process that are in existence. Some processes maybe have two or three controls, some may have as many as 15 or 16 controls. And then you go and test those controls and say, are they really working? You take sample sizes and say, hey, were signatures on contracts, where things were viewed and initialled, et cetera. And if you find any item that may not be working according to the way that control was idea, identified, that’s a negative mark against us and at the end of evaluating the process, you might say, well, we had ten items here and two controls weren’t effective, eight were, but those two were really important, so we’re going to conclude that this accounting process has a deficiency.

And likewise, maybe do another process and all ten controls work, then it’s called effective. And so it’s a — huh?

>> Give him an example of one of ours —

A Well, we really didn’t want to talk about that until we file.

Q But for an example like a control would be a signature, correct?

A That’s exactly right.

A It could be initials, initialing a piece of paper that you looked at.

A And one of the things, just so you know, one of where we had some deficiencies, were lack of documentation, some of them.

Q Okay.

A In other words, for example, there might be something I review on a daily basis, and everybody in the company knows I review it and everybody can tell you I review it, but because my initials weren’t on a certain piece of paper that somebody can review and test it, it’s considered deficient. So the pendulum has really swung to the edge on this, even when we’re performing processes but they’re not documented, they can be considered a deficiency.

Q Excellent. That clears things up. Looking back at the year, I mean you obviously had a great year over year growth in most of your businesses on an operating income side of things. But have you gone back and looked at what you think the hurricanes — how much the hurricanes impacted you by in 2005 on an annual basis?

A Well, I would — this is just off the top of my head, I mean, because we’ve done some analysis, when it happened in the third quarter. I know in marine transportation, we had estimated it was roughly 4 cents, and in the CF Martin it was roughly about 8 or 9 cents.

Q And then, was there any activity in the December quarter that was just delayed and kind of bulked up in December to where, you know, you didn’t have business in the third quarter but it just double counted in December? Or was December just extraordinarily strong?

A Well, the biggest one to me was in the fertilizer business, I described that high-priced product. That is an annual sale to a foreign customer we have, and it’s low volume, high margin, but it all typically happens in one quarter or could maybe be split between two quarters. A year ago you had probably 40% of that sale booked in the third quarter and 60% of sale booked in the fourth quarter. Well, this year it was all booked in the fourth quarter. That’s why you saw some real variability if you compared the third to fourth quarter in fertilizer. Ruben?

Ruben Martin, President & CEO:

I’m thinking CF Martin was the same way. Like I said, the customers were behind because their plants have been down due to hurricanes and so forth. And they made a real effort in the fourth quarter to catch up with their annual contracted volumes. Some of them didn’t all the way get there, so we were still a little bit short. But they made an effort. So you really pushed some of the CF Martin consumption fell into the fourth quarter, too, and that was pretty obvious from the real turnaround, that the swing between CF Martin in the third and fourth quarter was more than just the hurricane.

Q So do you think that business is stabilized at all?

A I think it’s still going to be a tough year. I think we are taking some pains to try to turn it around. I think that it may be later in the year before we get things going. And like I said, part of our organic growth is some solutions to some of the problems, to help solve some of these guys’ problems with the surplus. Right now we’ve had to take some discounts on some sulphur and to move some sulfur, but we plan on alleviating that by the fourth quarter. And that’s part of our projects which we will be announcing in the next few weeks. Simply because we’ve got suppliers and customers lined up, but we have to wait before we can make the final announcement.

Q Fair enough. You’ve made some acquisitions and you know, you’ve had some weather issues in the third quarter, but could you update us on seasonality of your business and what you expect, I guess, first, second, third and fourth quarter from a percentage basis, and maybe in 2005?

A I would say, generally speaking, it’s — last year we had, I think the seasonality, you had some bigger trough in the second and third quarter. I think because we have grown our terminalling business so much including the Neches acquisition which happened mid year this year, I think that’s going to be flattened somewhat. There will still be, again, the fourth quarter, I still would say will always be our strongest, followed by the first quarter, but the second and third quarter you won’t have as much of a dip as you did the previous quarters.

A I think we’re also moving in the fertilizer side, since that’s becoming a bigger portion of it. And you have to remember the Neches terminal is ammonia which is also driven somewhat by fertilizer, too. Our incremental through-puts and things down there will kind of push into that second quarter, too. So I think we’re working toward a much flatter line. And marine does a little better in the summertime because you don’t have the weather problems and things that you’ve got.

A But if I were to rank them, I would rank fourth quarter the strongest, first quarter the second strongest, the second quarter is the third strongest and the third quarter will always typically be our weakest quarter.

Q All right, guys, thanks a lot.

A You’re welcome.

OPERATOR:

Thank you. Our next question comes from Kevin Gallagher with RBC Capital Markets. Please state your question.

Q Hi, good morning. With interest rates as low as they are, can you talk about any thoughts for terming up your debt?

A There’s some consideration of that. We talked about — yesterday we’ve been talking about it and as soon as we get the year end numbers and things, we will probably try to go get a bond rating from the bond agencies and start looking at.

Q Is there a level of term debt that you would like?

A We haven’t quantified it.

A I don’t think we’d ever want to go more than 50-50, but that’s something — that’s something we’re definitely considering.

Q Okay. Can you talk about if weather has been impacting your LPG business so far in the first quarter?

A It was a very warm January. March, I think our degree days were down 15 to 18%, I believe in our market area. We look for March ended up cool, but you know, you’re kind of come out of the winter, so you lose a lot of that volume. But January was definitely warm. I think where we will be impacted through the first quarter a little bit in our LP gas.

Q Okay. And your G&A for terminalling seemed low. Is there anything going on there? What kind of run rate would you expect for that segment, and I guess for all segments combined, especially considering your Sarbanes-Oxley, those costs?

A G&A in terminalling? That’s just kind of caught me off guard a little bit here. As far as Sarbanes-Oxley, obviously we haven’t finished the project, and it will be worked through April, so we’ll still have — you know, roughly, we had approximately 550,000 of cost in ‘04, and we’re going to have carryover probably the same amount this year. As far as terminalling G&A — oh, I know what it was. We had — in the third quarter, we had two potential bad debts that we booked full allowances for, just to be conservative. But in the fourth quarter, we collected one of those debts and so that came back as a credit to SG&A. So it was actually — it was a $130,000 swing, so you had $65,000 of extra expense in the third quarter period, and you got that same $65,000 back as a credit in the fourth period so it was like $130,000 swing when you look at it that way.

Q Okay. And can you address your distribution policy, is that something you really look at once a year or do you consider that quarterly?

A We have really in the past just considered it about once a year. I think it’s something that as we get flatter on the curve and try to be a little less seasonal, it’s something we’ll probably start to talk about on a quarterly basis. But a lot just depends, as we move through the year.

Q Okay. And then last question, when you mentioned the 30 to 70 million, for the organic and acquisition spending, can you give, I guess, a mix of how that breaks out, you know, what percentage would be organic versus acquisitions?

A We’re thinking it’s probably in the 60% or so acquisition, 40% organic.

Q Okay. And then can you give any other examples of organic projects?

A Really the organic projects are things that, you know, that are internal that we can add, you know, add to our system. For example, the Neches terminal we bought had 20 acres available for development, and we’re going to build some projects there that we’re going to announce here in a few weeks that Ruben was alluding to earlier. So these assets we made, it’s development construction kind of projects on some of our sites.

A Yeah, on sites, and then we’re also looking at buying out some leases that we’ve got, property land leases and things that will add to our cash flow that — when we’re leasing property. And if we can buy them out at better multiples than what we expense, then that’s what we’re trying to do.

Q Okay, thank you, appreciate it.

A You bet.

OPERATOR:

Just a reminder, to ask a question at this time, please press star-1. Our next question comes from Ron Londe with AG Edwards. Please state your question.

Q Yes, you were just talking the Neches terminal. With that expansion that you’re alluding to, would that precipitate a pipeline being built into that terminal? You’ve talked about that before?

A No, at this time we don’t have any plans for that. But there’s been a lot of conversation concerning it, and we are investigating right-of-way and things between our other terminal down there, so but at this time we don’t have any pipeline scheduled between the two terminals.

Q With the, you know, running of heavy crude in the Gulf of Mexico, has that also helped the asphalt business?

A Scott, do you want to address that?

Scott Martin:

Yeah, there are some strengthening signs in that business right now, which do affect us. It’s a lot of start-up projects that going on to produce and/or import it. But we’re continuing to monitor it, but right now there’s nothing concrete.

A I’d say, I’ll add that you really had a consolidation in that business lately, and so the business is getting —

Scott Martin:

Kind of shaking out right now.

A It’s really in a shakeout mode. So we’re looking to see where it’s going to go from here, and then we’ll make some decisions concerning asphalt.

Q Has there been any lag in passing along higher fuel costs for your operation?

A Marine side, we’re more than probably two-thirds pass-through that gets moved through pretty quickly. There’s probably some lag time but not significant. A lot of terminals are pretty quick, so —

A We have fuel adjustment clauses on natural gas for most of our sulfur-type terminals and like the asphalt and those kinds of things, it’s usually — they have to pay their own heat. So most of it gets passed through.

Q Tampa is a big market for you. Can you give us a feel for what percentage of the either the terminalling business or overall that the Tampa market represents?

A Approximately 30% of our terminalling cash flow comes from the Tampa market.

A But again we’re handling the niche products that are much lower volume versus the gasoline diesel that the larger Kinder Morgan type facilities are handling.

Q What percentage of your cash flow for terminalling comes from terminals that you own versus terminals that you lease? Or tanks that you lease?

A Majority of it comes from terminals that we own.

A I would say 80, 85%.

A 85% just guessing. We’ve got, some of the leases we have, you know, are in the marine shore-based port but there’s only a couple of those. I would say the majority of it comes from owned. And the thing is if you look at Tampa, we’re on Port Authority-leased land, but all of our tanks and all of the assets above it are ours. And the Port Authority, we are such a big factor in that port, in Tampa, we found out that we’re the third largest customer and we’re their best net-back when it comes to revenue per acre of land that we have leased from them. So those types of items are rubber stamped and rolled over from year to year — or from five-year contracts and so forth.

A I found a chart on Tampa, it’s about a ballpark 10 million-barrel liquid terminal market, of which we’re only a little less than 10% of, but of our niche products we’re much bigger part of, like sulfur, surphuric acid, asphalt and fuel.

Q Okay, thank you.

A Thanks, Ron.

OPERATOR:

Gentlemen, there are no further questions at this time. I will turn the conference back over to you to conclude.

>> Okay, I want to thank everybody for dialing in. We appreciate it. We got another year behind us that we’re happy with, but we will keep digging. We appreciate your time. Thank you.

OPERATOR:

Thank you. This concludes today’s conference. All parties may disconnect now.